LCA-VISION INC.
                   7840 Montgomery Road
                  Cincinnati, Ohio 45236

        NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                        May 11, 1998

TO THE STOCKHOLDERS OF LCA-VISION INC.:

     You are cordially invited to attend the Annual Meeting of the Stockholders of LCA-Vision Inc. to be held on May 11, 1998 at 10:00 a.m. at The Queen City Club, 331 East Fourth Street,
Cincinnati, Ohio 45202, for the purpose of considering and acting on the following:

     1.     Election of four directors to serve until the 1999
Annual Meeting.

     2. Transaction of such other business as may properly come before the meeting or any adjournment thereof.

     Stockholders of record at the close of business on April 1, 1998 will be entitled to vote at the meeting.

     By Order of the Board of Directors

     Sandra F.W. Joffe
     Secretary

April 21, 1998






        IMPORTANT

     A Proxy Statement and proxy are submitted herewith. As a stockholder, you are urged to complete and mail the proxy promptly whether or not you plan to attend this Annual Meeting in person. The enclosed envelope for return of proxy requires no postage if mailed in the U.S.A. Stockholders attending the meeting may personally vote on all matters which are considered in which event their signed proxies are revoked. It is important that your shares be voted. In order to avoid the additional expense to the Company of further solicitation, we ask your cooperation in mailing your proxy promptly.

                     PROXY STATEMENT
                      LCA-VISION INC.
                   7840 Montgomery Road
                  Cincinnati, Ohio  45236

               ANNUAL MEETING OF STOCKHOLDERS

                        May 11, 1998

                         INTRODUCTION

     The enclosed form of proxy is being solicited on behalf of the Board of Directors of LCA-Vision Inc. (also referred to as "LCA-Vision" or the "Company") for the Annual Meeting of Stockholders to be held on May 11, 1998. Each of the 36,664,815 shares of LCA-Vision Common Stock, $.001 par value (the "Common Stock") and each of the 1,688 shares of LCA-Vision Class A Preferred Stock, $.001 par value (the "Class A Preferred Stock") outstanding on April 1, 1998, the record date of the meeting, is entitled to one vote on all matters coming before the meeting. Each of the 12.6 shares of Interim Series Class B Preferred Stock, $.001 par value (the "Class B Preferred Stock") outstanding is entitled to one vote for each share of Common Stock into which a share of Class B Preferred Stock is convertible (a total of 1,293,731 shares of Common Stock). Only stockholders of record on the books of the Company at the close of business on April 1, 1998 will be entitled to vote at the meeting either in person or by proxy. This Proxy Statement is being mailed to stockholders on or about April 21, 1998.

     The shares represented by all properly executed proxies which are sent to the Company will be voted as designated and each not designated will be voted affirmatively. Each person granting a proxy may revoke it by giving notice to the Company's Secretary in writing or in open meeting at any time before it is voted.
Proxies will be solicited principally by mail, but may also be solicited by directors, officers and other regular employees of the Company who will receive no compensation therefor in addition to their regular salaries. Brokers and others who hold stock in trust will be asked to send proxy materials to the beneficial owners of the stock, and the Company will reimburse them for their expenses. The expense of soliciting proxies will be borne by the Company.

     The Annual Report of the Company for the fiscal year ended
December 31, 1997 is enclosed with this Proxy Statement.


                   ELECTION OF DIRECTORS

     Four directors are to be elected to hold office until the 1999 Annual Meeting of Stockholders. It is the intention of the individuals named in the proxy to vote for the election of only the four nominees named. Only four directors will be elected. In no event will the proxies solicited hereby be voted for other than the four nominees named.

     All of the nominees are currently serving as members of the Board of Directors. While management has no reason to believe that any of the nominees will, prior to the date of the meeting, refuse or be unable to accept the nominations, should any nominee so refuse or become unable to accept, the proxies will be voted for the election of such substitute nominee, if any, as may be recommended by the Board of Directors. Nominees receiving the four highest totals of votes cast in the election will be elected as directors. Proxies in the form solicited hereby which are returned to the Company will be voted in favor of the four nominees specified above unless otherwise instructed by the stockholders. Abstentions and shares not voted by brokers and other entities holding shares on behalf of beneficial owners will not be counted and will have no effect on the outcome of the election.

     Directors are elected annually and serve for one year terms.
Information with respect to each of the four nominees is as follows:

     Stephen N. Joffe, M.D., age 55, is the President of the
Company. He was the founder of the Company's corporate predecessor, Laser Centers of America, Inc. ("LCA") and served as its Chairman of the Board and Chief Executive Officer from its founding in 1985 until its merger into the Company in 1995. He also founded Surgical Laser Technologies, Inc. in 1983 and served as its Chairman until January 1990. In addition, Dr. Joffe is an Esteemed Professor of Surgery at the University of Cincinnati
Medical Center, a position he has held since 1990. He was a full-time Professor of Surgery at the University of Cincinnati Medical
Center for nine years prior to 1990. He has held faculty appointments at the Universities of London, Glasgow and Cincinnati and holds fellowships of the American College of Surgeons and the Royal College of Surgeons of Edinburgh and Glasgow.

     John C. Hassan, age 55, is and has been the President of Champion Printing, Inc. for more than five years. Previously, he was Vice President, Marketing of the Drackett Company, a division of Bristol-Meyers Squibb. He currently serves as Treasurer of Printing Industries of Southern Ohio, and is a board member of the Ohio Graphics Arts Health Fund, the Camargo Club and serves on the Greater Cincinnati United Way and Fine Arts campaigns. Mr. Hassan received his undergraduate degree from Princeton University and his M.B.A. from Dartmouth College.

     William O. Coleman, age 69, formerly held positions at The Procter & Gamble Company (1955 to 1989) that included General Sales Manager, Vice President Food Products, Vice President International/Latin America, and most recently, Vice President Professional Affairs, Special Projects. Mr. Coleman continues to serve as a Trustee of the Procter & Gamble Retirement Trusts. In addition to his accomplishments professionally, Mr. Coleman also has served as: General Chairman of the Greater Cincinnati United Way Campaign; President of the Boys & Girl Clubs; Chairman of the Dan Beard Council Boy Scouts; Vice Chairman, University of Cincinnati Foundation; and Director of the Greater Cincinnati Foundation. A graduate of the University of Oklahoma (B.B.A., Finance), Mr. Coleman served in the U.S. Navy in Korea.

     John H. Gutfreund, age 68, is President of Gutfreund & Company, Inc., a New York-based financial consulting firm that specializes in advising select corporations and financial institutions in the United States, Europe and Asia. Formerly, Mr. Gutfreund was with Salomon Brothers from 1953 - 1991. He was:
Chairman of the Board and Chief Executive Officer, Salomon Brothers Inc. (1981 - 1991); Co-Chairman, Phibro Corp. (1981 -
1983); Co-Chief Executive Officer, Phibro-Salomon Inc. (formerly Phibro Corp.) 1983 - 1984; Chief Executive Officer, Phibro-Salomon Inc. (1984 - 1986); Chairman, Chief Executive Officer, President, Salomon Inc. (formerly Phibro-Salomon Inc.) 1986 - 1991. Mr. Gutfreund is: Director, Montefiore Medical Center, New York City and a Member of the Executive Committee of the Board of Trustees and Finance and Real Estate Committees; Member, Council on Foreign Relations; Member, the Board of Trustees, New York Public Library, Astor, Lenox and Tilden Foundations; Honorary Trustee, Oberlin
(Ohio) College; and Trustee, Arperture Foundation. He is past Vice Chairman of the New York Stock Exchange (1985 - 1987); past Member, Board of Directors, Securities Industry Association; past Chairman of the Downtown Lower Manhattan Association; past President and Member of the Board of Governors of the Bond Club of New York; and past Member, The Trilateral Commission. A graduate of Oberlin College (B.A., 1951), Mr. Gutfreund served in the U.S. Army in Korea in 1951 - 1953.


          BOARD OF DIRECTORS MEETINGS AND COMMITTEES

     In the fiscal year ended December 31, 1997, the Board of Directors met on five occasions. Each incumbent director during the last fiscal year attended 75% or more of the aggregate of (i) the total number of meetings of the Board of Directors (held during the period for which he or she has been a director) and
(ii) the total number of meetings held by all committees of the Board on which he or she served (during the periods that he or she served). The Board of Directors has two standing committees, the Audit Committee and the Compensation Committee.

     The Audit Committee recommends to the entire Board of Directors the independent auditors to be retained by the Company, consults with the independent auditors with respect to their audit plans, reviews their audit report and any management letters issued by them, and consults with the independent auditors with regard to financial reporting and the adequacy of internal controls. The Audit Committee was established in 1997 and held one meeting in 1997. Its membership consists solely of independent directors. Its present members are Messrs. Coleman, Gutfreund and Hassan.

     The Compensation Committee recommends to the entire Board of Directors the compensation arrangements for the Company's executive officers and administers the Company's stock option plans. The Compensation Committee was established in 1997 and held one meeting in 1997. Its membership consists solely of independent directors. Its present members are Messrs. Coleman and Gutfreund.


                    SECURITY OWNERSHIP OF
          CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     Under Section 13(d) of the Securities Exchange Act of 1934 and the rules promulgated thereunder, a beneficial owner of a security is any person who directly or indirectly has or shares voting power or investment power over such security. Such beneficial owner under this definition need not enjoy the economic benefit of such securities. The following table sets forth information with respect to the beneficial ownership of shares of Common Stock and Preferred Stock as of December 31, 1997 of each executive officer, each director, and each stockholder known to be the beneficial owner of 5% or more of Common Stock or Preferred Stock, and all officers and directors as a group.

                                         Amount and
                                         Nature
Name and Address of                      of               Percent
Beneficial Owner        Title of Class   Ownership(1)     of Class

Stephen N. Joffe, M.D.,  Common Stock    16,524,330 shares   43.5%
  President & Director                   owned of record
Sandra F.W. Joffe,                       and beneficially(2)
  Secretary & Treasurer
8750 Red Fox Lane        Class A         3,376 shares owned  50.0%
Cincinnati, Ohio 45243   Preferred Stock of record and
                                         beneficially

                         Class B
                         Preferred Stock 12.6 shares owned  100.0%
                                         of record and
                                         beneficially

Summit Technology, Inc.  Common Stock    7,164,361 shares    19.5%
21 Hickory Drive                         owned of record and
Waltham, MA 02154                        beneficially

Craig P.R. Joffe         Common Stock    2,500,313 shares     6.8%
7840 Montgomery Road                     owned of record and
Cincinnati, Ohio 45236                   beneficially(3)

William O. Coleman       Common Stock    87,500 shares         .1%
Director                                 owned beneficially(4)

John H. Gutfreund        Common Stock    125,600 shares owned  .1%
Director                                 of record and
                                         beneficially (5)

John C. Hassan           Common Stock    76,250 shares owned   .1%
Director                                 beneficially(6)

All directors and        Common Stock    17,265,305 shares   44.6%
executive officers as                    owned of record and
a group (6 persons)                      beneficially(7)

                         Class A
                         Preferred Stock 3,376 shares owned  50.0%
                                         of record and
                                         beneficially

                         Class B         12.6 shares owned  100.0%
                         Preferred Stock of record and
                                         beneficially

__________________________

(1) The persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws, where applicable, and the information contained in other footnotes to this table.

(2) Stephen N. Joffe, MD and Sandra F.W. Joffe are married to one another and each is therefore deemed to be the beneficial owner of all shares owned by the other. The total shown consists of 11,377,950 shares of Common Stock owned of record by Dr. Joffe, 3,851,649 shares of Common Stock owned of record by Mrs. Joffe, 1,000 shares of Common Stock owned of record by Dr. and Mrs. Joffe jointly, 1,129,448 shares of Common Stock issuable to Dr. Joffe in the event of conversion of 11 shares of Class B Preferred Stock owned by him, and 164,283 shares of Common Stock issuable to Mrs. Joffe in the event of conversion of 1.6 shares of Class B Preferred Stock owned by her.

(3) Includes 11 shares owned of record by Dr. Joffe and 1.6 shares owned of record by Mrs. Joffe.

(4) Includes 12,500 shares owned of record and 75,000 shares issuable to Mr. Coleman upon the exercise of certain unexercised stock options.

(5) Includes 50,000 shares owned of record by Mr. Gutfreund, 600 shares owned of record by him as custodian for his minor child, and 75,000 shares of Common Stock issuable to Mr. Gutfreund upon the exercise of certain unexercised outstanding stock options.

(6) Consists of 76,250 shares of Common Stock issuable to Mr. Hassan upon the exercise of certain unexercised stock options.

(7) Consists of 15,313,824 shares owned of record directly or indirectly by such persons, 1,293,731 shares issuable upon conversion of Class B Preferred Stock owned by such persons, and 657,750 shares issuable upon the exercise of stock options held directly or indirectly by such persons.



                      EXECUTIVE COMPENSATION

Summary

     The following table summarizes, for the fiscal years indicated, all annual compensation earned by or granted to the Company's Chief Executive Officer and the only other executive officers whose compensation exceeded $100,000 for all services rendered to the Company in all capacities (the "named executives") during the last fiscal year:

                    SUMMARY COMPENSATION TABLE

                                            Long-Term
                                           Compensation
                      Annual Compensation     Awards
                      -------------------     ------
Name and                                 Securities
Principal                                Underlying   All Other
Position         Year  Salary($)  Bonus($) Options(#) Compensation
--------         ----  --------- -------- ---------- ------------
Stephen N.       1997  $198,000     --         --       $55,009(1)
  Joffe,         1996  $198,000     --         --       $52,534(1)
President and    1995  $547,032     --         --       $60,672(1)
Chief Executive
Officer

Larry P. Rapp,   1997  $114,975     --         --           --
Chief Financial  1996  $ 76,915(2)  --     200,000 shs      --
Officer

Judith A. Crist, 1997  $109,400     --         --           --
Executive        1996  $109,400     --     200,750 shs.     --
Vice-President,  1995  $ 94,600  $25,594       --           --
Operations


_____________________________

(1) Includes for 1995, 1996 and 1997, respectively, $5,845, 5,845 and $7,468, which was a car allowance and $14,139, $778 and $681, which were term life insurance and long-term disability premiums for insurance benefitting named executive. Also includes for 1995, 1996 and 1997, respectively, $40,688, $45,911 and
$46,860, respectively, placed in a life insurance trust benefitting the named executive.

(2) Partial year salary. Mr. Rapp commenced his employment with the Company on April 15, 1996.

Stock Options

     The Company did not grant any stock options to any of the named executives in 1997, nor did any named executives exercise any options held by them in 1997. The following table sets forth information regarding the value of unexercised in-the-money options held by the named executives as of December 31, 1997:

            AGGREGATED OPTION EXERCISES IN LAST
           FISCAL YEARS AND FY-END OPTION VALUES

                                   Number             Value of
           Shares                  of Securities      Unexercised
           Acquired                Underlying         In-the-Money
           on          Value       Unexercised        Options
Name       Exercise(#) Realized($) Options at FY-End  at FY-End($)
---------  ----------  ----------  -----------------  ------------

                                 Exer-    Unexer-  Exer-   Unexer-
                                cisable  cisable  cisable cisable
                                -------  -------  ------- -------

Larry P.       --         --     40,000   160,000       --     --
Rapp

Judith A.      --         --     40,188   160,562       --     --
Crist

Director Compensation

     Effective 1998, non-employee directors of the Company are paid cash director's fees of $2,500 per calendar quarter plus reimbursement of related out-of-pocket expenses. In addition, directors are entitled to receive stock option grants under the LCA-Vision Directors' Nondiscretionary Stock Option Plan. Under this Plan, a nonemployee director receives a grant of options to purchase 75,000 shares of Common Stock upon his or her election or appointment to the Board and is entitled thereafter to an annual grant of options to purchase 1,250 shares.


         CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Since January 1, 1996, the Company was a party, directly or indirectly, to the following additional transactions with its current directors, executive officers and principal stockholders
(including any of their associates or affiliates):

     Prior to the merger of LCA into the Company, Dr. and Mrs. Joffe, utilizing a portion of the proceeds of their S corporation distributions from LCA, agreed to lend a total of $4,390,772 to the Company, receiving in return, two promissory notes for the principal amount plus interest at a rate of 6.91% per annum. All sums due to Dr. and Mrs. Joffe under the promissory notes are due and payable in full upon the maturity of the promissory notes,
September 26, 2005.   During 1996 a total of $2,200,000 of such
debt was extinguished by Dr. Joffe and $321,672 by Mrs. Joffe in exchange for the issuance to Dr. Joffe of 11 shares and to Mrs. Joffe a total of 1.6 shares of the Company's Class B Preferred Stock. As of December 31, 1997 a total of $1,500,000 of principal and $462,953 of accrued interest was owed to Dr. and Mrs. Joffe under these notes. During 1996, $354,097 was paid to Dr. and Mrs. Joffe under such notes. No payments were made in 1997. In August 1997, in connection with the Company's acquisition of Refractive Centers International, Inc. from Summit Technology, Inc., the Company and Dr. and Mrs. Joffe agreed to amend the promissory notes to provide that the Company may not make principal payments under the notes to Dr. and Mrs. Joffe in any year unless for the prior fiscal year the Company's earnings before taxes, amortization and depreciation net of capital expenditures exceeded $1,000,000, and then payments may be made only up to 25% of such excess.

     Prior to August 1997, Dr. Joffe was the guarantor of approximately $11,080,000 in bank loans to the Company, including a mortgage note in the amount of $3,080,000, and a working capital credit line of up to $8,000,000. Dr. Joffe was not compensated for these personal guarantees.

     Stephen N. Joffe, M.D. is the principal stockholder and majority owner of The LCA Center for Surgery, Ltd. (the "Surgery Center"), Cincinnati, Ohio, an Ohio limited liability company, which was organized in September 1995. The Company does not hold an investment in the Surgery Center. The Company has leased to the Surgery Center, for a period of 20 years at an annual rental of $190,000, a portion of its headquarters building located at 7840 Montgomery Road. In February 1997, the Company agreed to forego rent in return for the Surgery Center providing to the Company certain systems and processes for research and development, for providing additional staffing, and for giving the Company unlimited use of the leased premises for research, testing, educational and other agreed purposes.

     In addition, in August 1997 the Company pledged to The Fifth Third Bank ("Fifth Third") a $985,000 Certificate of Deposit ("CD") issued by Fifth Third as security for a $985,000 loan ("Surgery Center Loan") made by Fifth Third to the Surgery Center, an entity principally owned by Stephen N. Joffe, M.D. The Company pledged the CD for up to 30 days while the Surgery Center, or Stephen N. Joffe, M.D. personally, arranged to replace the CD as collateral for the Surgery Center Loan. When Stephen N. Joffe, M.D.'s personal guarantee of the prior Company facility expired in August 1997, he remained personally obligated to the Company with respect to replacing the CD as collateral for the Surgery Center Loan. Dr. Joffe fulfilled this obligation to the Company by pledging the required collateral and the Company is no longer obligated to Fifth Third with respect to the CD. These additional transactions were negotiated and agreed because the Surgery Center, as a tenant in the Company's headquarters building, could not timely provide Fifth Third collateral for the Surgery Center Loan.

                 1999 STOCKHOLDER PROPOSALS

     In order for any stockholder proposals for the 1999 Annual Meeting of Stockholders to be eligible for inclusion at the meeting, they must be received by the Secretary of the Company at 7840 Montgomery Road, Cincinnati, Ohio 45236, prior to December 15, 1999.

                         OTHER MATTERS

     The Board of Directors does not know of any other business to be presented to the meeting and does not intend to bring other matters before the meeting. However, if other matters properly come before the meeting, it is intended that the persons named in the accompanying proxy will vote thereon according to their best judgment in the interests of the Company.

                              By Order of the Board of Directors

                              Sandra F.W. Joffe
                              Secretary

                                                      1714 PS 98